Exhibit 99.1

For Immediate Release

June 17, 2013 – Intervest Bancshares Corporation Announces Successful Bid for TARP Securities

Intervest Bancshares Corporation (NASDAQ-GS: IBCA), the holding company for Intervest National Bank, announced today that it has been notified that it successfully bid for the purchase of 6,250 shares of its Series A Fixed Rate Cumulative Perpetual Preferred Stock (the “Preferred Stock”) held by the U.S. Department of the Treasury (“Treasury”). The Company issued 25,000 shares of Preferred Stock to the Treasury in December 2008 in connection with the Company’s participation in the Capital Purchase Program (the “CPP”) under the Treasury’s Troubled Asset Relief Program (“TARP”), together with a ten-year warrant (the “Warrant”) to purchase 691,882 shares of the Company’s common stock at an exercise price of $5.42 per share.

On June 6, 2013, the Treasury announced its intent to sell its investment in the Company’s Preferred Stock, along with similar investments the Treasury had made in five other financial institutions, primarily to qualified institutional buyers and certain institutional accredited investors. The Company sought and obtained regulatory approvals allowing it to participate in the auction. Using a modified Dutch auction methodology that established a market price by allowing investors to submit bids at specified increments during the period from June 10, 2013 through June 13, 2013, the Treasury auctioned all of the Company’s 25,000 shares of Preferred Stock. The remaining 18,750 shares of Preferred Stock are expected to be purchased by unrelated third parties. The closing price of the auctioned shares was $970.00 per share.

The Company purchased the Preferred Stock at a discount of 3.0% from the liquidation preference of the Preferred Stock, for a total purchase price of $6,062,500, plus an additional $1,227,500 in accrued and unpaid preferred dividends through the transaction’s expected settlement date of June 24, 2013. The Treasury continues to hold the Warrant. Going forward, the Company will benefit from the elimination of the annual Preferred Stock dividend of $312,500 with respect to the 6,250 shares to be purchased.

Chairman and CEO Lowell Dansker commented “We are quite pleased to have been able to participate in Treasury’s auction and to retire 6,250 shares of our outstanding Preferred Stock. Our original participation in the CPP strengthened our capital base and allowed us to take a variety of steps that have improved our financial condition. As a result, our capital ratios following this partial redemption will continue to be well in excess of applicable standards and we will be positioned for future growth.”

Intervest Bancshares Corporation

Intervest Bancshares Corporation is a bank holding company. Its principal operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreement to which the Company is currently subject and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding our business. We assume no obligation to update any forward looking statements. Historical results are not necessarily indicative of our future prospects.

CONTACT:	LOWELL DANSKER, CHAIRMAN
Intervest Bancshares Corporation
One Rockefeller Plaza (Suite 400)
New York, New York 10020-2002
212-218-2800 Fax - 212-218-2808